EXHIBIT 99.1

Leonel Peralta to Join Accuray as Chief Operations Officer

MADISON, Wis., January 21, 2025 – Accuray Incorporated (NASDAQ: ARAY) announced today that Leonel Peralta is joining the company as Senior Vice President, Chief Operations Officer, effective February 3, 2025. Mr. Peralta will be responsible for leading worldwide manufacturing operations including driving alignment of operations with corporate business goals, maximizing supply chain profitability and efficiency, and ensuring processes support best-in-class customer service. He will report to Accuray President and Chief Executive Officer Suzanne Winter.

Mr. Peralta has a proven work history in driving growth while improving productivity and bringing more than 25 years of leadership experience in supply chain, business process improvement, and manufacturing optimization. Most recently, Leonel was Vice President, Head of Global Operations for the ultrasound division at Siemens Healthineers where he led the transformation of supply chain processes, the manufacturing footprint and the organizational structure, for the ultrasound business unit within the company. Prior to this, Leonel held executive management positions at Medtronic Diabetes, Hill-Rom (Baxter), KCI Medical (3M), and GE Healthcare. Under his leadership his teams executed corporate growth and financial objectives, significantly reduced inventory levels, and transformed sourcing and supply chain operations.

“On behalf of the entire Accuray organization I welcome Leonel to the team. He is joining Accuray at an important juncture in the company’s business and I look forward to the impact he will make in enhancing our global operations. Over the past year we have expanded our radiation therapy system portfolio and Leonel’s broad expertise will be instrumental in driving business growth while simultaneously driving operational efficiencies and ensuring world class customer satisfaction,” said Suzanne Winter, President and CEO of Accuray.

"I am deeply honored to be joining Accuray, a company dedicated to extending the lives of cancer patients worldwide through innovation and an unwavering passion to combat one of the world’s toughest diseases,” said Leonel Peralta. “It will be a privilege to lead a team that exemplifies operational excellence and is committed to making the company’s transformative technology accessible to everyone, everywhere."

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Sunnyvale, California, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, X, and YouTube.

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Media Contact

Beth Kaplan

Accuray

+1 (408) 789-4426

EXHIBIT 99.1

bkaplan@accuray.com

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Aman Patel, CFA

Investor Relations, ICR-Westwicke

+1 (443) 450-4191

aman.patel@westwicke.com